EXHIBIT 10.15








                            AMERICAN STORES COMPANY
                                   {PRIVATE }
                                      1998

                           PERFORMANCE INCENTIVE PLAN



































                            AMERICAN STORES COMPANY
                        1998 PERFORMANCE INCENTIVE PLAN



PLAN PURPOSE


The 1998 Performance Incentive Plan is designed to balance the effect of the Company's short-term incentive awards, to provide meaningful long-term incentive compensation and to result in competitive total compensation levels and assist in retaining executives. The degree of attainment of the Corporation's performance goal determines the actual size of the participant's awards.

KEY FEATURES


     - At the end of the one-year performance period, two-year restricted stock will be awarded.

     - Restricted stock is forfeited if participant voluntarily terminates or is terminated for cause.

     - Your participation level in the 1998 Plan will be 20% of your 1998 base salary at target. The maximum award is 70% of base salary.

     -  The plan will pay out based on the attached earnings per share schedule.
     Maximum payout is achieved at a     % increase in E.P.S. over 1997 E.P.S.
     (See Exhibit -A)

     -  Because payments made in restricted stock are not considered part of a participant's compensation for ASRE/SERP or any other Company  sponsored
     benefit plans, the restricted stock awards will be "sweetened"   to offset
     the lack of the Company's 401(k) contribution.


ELIGIBILITY


Participation in the American Stores Company 1998 Performance Incentive Plan is limited to key executives who have a significant impact on the long-term results of the Company. Participation will be on a selected basis, reflecting position responsibilities and impact on long-term results.

PERFORMANCE PERIOD


The performance period will be FY 98.

PERFORMANCE MEASURE

The performance measure for this plan is basic Earnings Per Share for FY98 as adjusted for certain non-recurring events.

TARGETED AWARDS


Target awards are 20% of the participant's base salary paid during the FY 98. The award is increased for each one-cent increase in E.P.S. above the target E.P.S. (see Exhibit-A). The maximum award attainable is 70% of the participant's base salary paid during the FY 98.

CALCULATION OF INDIVIDUAL RESTRICTED STOCK AWARD VALUE

Using the award schedule shown in Exhibit-A and assuming FY 98 E.P.S. is $ and also assuming that your base salary for 1998 was $100,000. The amount of your restricted stock award in this example would be calculated as follows:

TARGET = $100,000 x 20% = $20,000

AWARD FACTOR FROM EXHIBIT-A  TIMES  YOUR TARGET  = 125%  x $20,000  =  $25,000

SWEETENER =   $25,000 x 25% = $6,250

VALUE OF RESTRICTED STOCK AWARD = $25,000+$6,250 = $31,250

CALCULATING THE NUMBER OF RESTRICTED SHARES

The "average stock price", which is described below, is divided into the value of the restricted stock award to obtain the number of restricted shares that will be issued to you.

AVERAGE STOCK PRICE

The daily high and low stock prices will be averaged for each of the 5 trading days beginning 2 trading days after the 4th quarter earnings release. The average price of these 5 trading days will be averaged to yield the Average Stock Price that will be divided into the value of the restricted stock award to arrive at the number of shares that will be issued in your name.

Assuming an Average Stock Price of $25.00 the number of restricted shares in our example would be 1,250 restricted shares. ($31,250 divided by $25 = 1,250 shares)

DISTRIBUTION OF THE STOCK CERTIFICATES

We will notify you of the number of shares that have been credited to your account in April of 1999. Periodically you will receive a statement from First Chicago that will show the amount of restricted stock in your account.

WHAT IS RESTRICTED STOCK?

Restricted stock is stock that is issued to you but you are "restricted" from selling or transferring the shares for a certain period of time. Once the period of time is completed, the restriction lapses and you can sell or transfer the stock. Restricted stock is subject to forfeiture as described below. When the restriction lapses you are vested in the stock. "Vested" means you have full rights to the stock and it is no longer subject to forfeiture. The restrictions on the stock that is issued in April 1999 under this Plan will vest on April 1, 2001.

FORFEITURES

- If you voluntarily terminate employment and are under age 57 or you are terminated for cause, you will forfeit any restricted stock that has not vested by your termination date and you will not receive any additional awards for a partially completed year.


- If you are terminated without cause, restricted stock that has been awarded but has not yet vested will vest upon your termination. Taxes will be due on the value of the stock at his time. See "Taxes" below.

RETIREMENT AT OR AFTER AGE 57

If you retire at or after age 57:

      - Restricted stock that has been awarded but has not yet vested will vest upon your retirement. Taxes will be due on the value of the stock at this time. See "Taxes" below.

      - You will not receive a restricted stock award for the 1998 Plan if your retirement occurs prior to the end of the 1998 fiscal year. You will
      receive a prorata cash award in April, 1998.   This cash award will be
      calculated in the same manner as the stock award but will not be "sweetened".

TAXES

When the restrictions on the stock lapse, you will be vested in the stock and the value of the stock on that date will be added to your W-2 as ordinary income and appropriate taxes will be collected or withheld at that time. When you sell the stock, you will have a capital gain or a capital loss. Your gain or loss will be the difference between the sale price and your basis in the stock which is equal to the value of the stock on the date the restriction lapses. The length of time that the stock has been held before sale once the restrictions lapse will determine whether your gain or loss will be classified as long-term or short-term.

This tax information is based on federal tax law and regulations as in effect when the Plan was adopted. The law and regulations are subject to change in the future. You should contact your own tax advisor with respect to state taxes and any specific tax questions and advice concerning your individual situation.

DIVIDENDS

Once the restricted stock has been issued, you will receive the dividends on the restricted stock. All restricted stock dividends will be included in your W-2 as ordinary income and appropriate tax withholding from your monthly payroll check will be made as the dividends are paid.


ASRE & BENEFIT PLANS

The value of the restricted stock (after the restrictions lapse) and dividends on the restricted stock will not be eligible for purposes of calculating any payment under any employee benefit plan, will not be eligible for ASRE/SERP deferrals and will not be used in calculating the Company's ASRE/SERP contributions to your account.

In the event a cash award is made due to death, disability or retirement, this cash payment will be eligible for ASRE/SERP. If the timing of the cash award makes it ineligible for ASRE/SERP then an additional payment will be made. The calculation for this additional payment is as follows: Cash award multiplied by the latest available ASRE company contribution on pay factor; plus, the cash award multiplied by 6% and this result multiplied by latest company match on personal deposits factor.

ADMINISTRATION OF PLAN


The following are administrative guidelines for the American Stores Company Performance Incentive Plan:


      - The Compensation and Stock Option Committee of the Board of Directors has final approval of the Plan. Determination of attainment of the performance measure will be made by the Compensation and Stock Option Committee.

      - In the case of death or disability as determined under the American Stores Long-Term Disability Plan, restricted stock that has been awarded but has not yet vested will vest. In the case of death or disability, during the fiscal year, a pro rata cash award will be made based upon the participant's salary paid during the fiscal year. Cash awards will be calculated in the same manner as the stock award but will not be "sweetened".

      - Individuals who are selected to participate in the Plan after the commencement date will receive a prorated award based on the salary received during the period they were participants in the Plan.

      - Being included as a participant in this Plan for 1998 should not be construed as entitling an associate to continued employment with the Company, nor to participate in plans for future years. The Company reserves the right to promote, demote, discipline, terminate, make compensation decisions, and otherwise manage its employees as it deems fit.

      - The Compensation and Stock Option Committee has authority to interpret the Plan and make all determinations required to administer the Plan.

      - The Compensation and Stock Option Committee reserves the right to amend or terminate the Plan at anytime with respect to benefits not yet accrued under the Plan.